Exhibit 99.1

PREHEAT, INC.

FINANCIAL STATEMENTS

Years Ended December 31, 2005 and 2004

INDEPENDENT AUDITORS’ REPORT

To Preheat, Inc.

Broussard, Louisiana

We have audited the accompanying balance sheets of Preheat, Inc. as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Preheat, Inc. as of December 31, 2005 and 2004, and the results of its operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Arsement, Redd & Morella, L.L.C.

Lafayette, Louisiana

April 4, 2006

PREHEAT, INC.

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$1,205,309	$1,596,780
Cash-restricted	25,208	15,901
Accounts receivable	5,323,508	3,300,992
Inventory	800,324	939,052
Prepaid income taxes	—	90,345
Prepaids and other current assets	240,216	182,569

Total Current Assets	7,594,565	6,125,639

Property and Equipment	13,508,034	12,416,607
Less: Accumulated Depreciation	(6,823,012)	(6,454,860)

	6,685,022	5,961,747

Other Assets
Cash surrender value of life insurance	519,709	433,879
Loans to shareholders	67,134	66,934
Due from related parties	1,927,708	1,185,927
Deposits	150,418	132,930

	2,664,969	1,819,670

Total Assets	$16,944,556	$13,907,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$526,666	$8,943
Current maturities of long-term debt	1,020,571	874,813
Accounts payable	606,702	490,105
Accrued salaries and vacations	258,690	257,917
Dividends payable	—	5,643
Income tax payable	351,766	2,394
Other current liabilities	368,481	167,595

Total Current Liabilities	3,132,876	1,807,410

Long-Term Liabilities
Long-term debt, net of current maturities	251,730	13,017
Deferred income taxes	826,159	948,871

	1,077,889	961,888

Stockholders’ Equity
Common stock, no par value, 5,000 shares authorized, 120 issued and 80 outstanding	1,000	1,000
Retained earnings	13,732,791	12,136,758

	13,733,791	12,137,758
Less: treasury stock, 40 shares at cost	(1,000,000)	(1,000,000)

	12,733,791	11,137,758

Total Liabilities and Stockholders’ Equity	$16,944,556	$13,907,056

The accompanying notes are an integral part of these financial statements.

PREHEAT, INC.

STATEMENTS OF INCOME

Years Ended December 31, 2005 and 2004

	2005	2004
Revenue	$20,692,192	$15,381,261

Cost and Expenses
Direct material costs	1,030,866	685,430
Operating expenses	15,325,111	12,272,512
Depreciation	1,668,482	1,400,040
(Gain) loss on disposal of fixed assets	(19,843)	69,328

	18,004,616	14,427,310

Income from Operations	2,687,576	953,951

Other Income (Expenses)
Interest expense	(98,270)	(50,124)
Other income	25,286	53,954

	(72,984)	3,830

Income Before Provision for Income Taxes	2,614,592	957,781

Provision for Income Taxes	1,018,559	399,625

Net Income	$1,596,033	$558,156

The accompanying notes are an integral part of these financial statements.

PREHEAT, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005 and 2004

	Common Stock	Retained Earnings	Treasury Stock	Total
Balance, December 31, 2003	$1,000	$11,584,245	$(1,000,000)	$10,585,245
Dividends declared	—	(5,643)	—	(5,643)
Net income	—	558,156	—	558,156

Balance, December 31, 2004	1,000	12,136,758	(1,000,000)	11,137,758
Net income	—	1,596,033	—	1,596,033

Balance, December 31, 2005	$1,000	$13,732,791	$(1,000,000)	$12,733,791

The accompanying notes are an integral part of these financial statements.

PREHEAT, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2004

	2005	2004
Cash Flows From Operating Activities:
Cash received from customers	$18,669,676	$15,207,261
Interest and other income	25,286	53,954
Cash paid to suppliers and employees	(16,042,077)	(13,256,084)
Interest paid	(73,963)	(50,124)
Income taxes paid	(719,437)	(25,857)

Net Cash Provided by Operating Activities	1,859,485	1,929,150

Cash Flows From Investing Activities:
Capital expenditures-property and equipment	(2,021,020)	(1,297,642)
Proceeds from the sale of fixed assets	409,865	36,912
Loans to shareholder	(200)	—
Loans to related parties	(741,781)	(547,002)

Net Cash Used by Investing Activities	(2,353,136)	(1,807,732)

Cash Flows From Financing Activities:
Proceeds from short-term borrowings	573,838	46,459
Principal payments on short-term borrowings	(56,115)	(46,429)
Principal payments on long-term debt	(400,593)	(131,775)
Dividends paid	(5,643)	(3,387)

Net Cash Provided (Used) by Financing Activities	111,487	(135,132)

Net Change in Cash and Cash Equivalents	(382,164)	(13,714)
Cash and Cash Equivalents at Beginning of Year	1,612,681	1,626,395

Cash and Cash Equivalents at End of Year	$1,230,517	$1,612,681

Presented in the Accompanying Balance Sheets as follows:
Cash and cash equivalents	$1,205,309	$1,596,780
Cash-restricted	25,208	15,901

	$1,230,517	$1,612,681

The accompanying notes are an integral part of these financial statements.

PREHEAT, INC.

STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2005 and 2004

	2005	2004
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net Income	$1,596,033	$558,156

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	1,668,482	1,400,040
Deferred income tax (benefit) expense	(122,712)	38,827
(Gain) loss on disposal of fixed assets	(19,843)	69,328
Interest accretion	24,305	—
Changes in:
Cash surrender value of life insurance	(85,830)	(81,008)
Accounts receivable	(2,022,516)	(174,000)
Inventory	138,728	(90,336)
Prepaid income taxes	90,345	354,480
Other assets	(75,137)	(32,114)
Accounts payable	116,597	(64,787)
Accrued salaries and vacations	775	12,360
Income taxes payable	349,372	2,394
Other current liabilities	200,886	(64,190)

Total Adjustments	263,452	1,370,994

Net Cash Provided by Operating Activities	$1,859,485	$1,929,150

Supplemental Disclosure of Non cash Investing and Financing Activities:
Acquisition of equipment for debt obligation	$760,759	$—

Dividends declared	$—	$5,643

The accompanying notes are an integral part of these financial statements.

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Preheat, Inc. (the “Company”) (a Louisiana Corporation) offers a wide variety of services to the oil and gas industry along the coast of the Gulf of Mexico. Services include wellhead preheating and installation, rental of explosion proof pressure washers, fluid savers, steam cleaners, air, diesel, and electric vac-pac systems, air charged spraying tanks, gumbo mud separators and other various equipment and services. The Company maintains its principal operations in Belle Chasse, Louisiana and Broussard, Louisiana.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers investments in highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company uses the allowance method in accounting for losses on accounts receivable. In determining the allowance, management considers various factors including individual customer assessments, length of delinquency and overall past due account levels. Uncollectible accounts are charged off against the allowance when management determines, based on available facts and circumstances, that it is probable that the account will not be collected. Management considers all accounts receivable as of December 31, 2005 and 2004 to be fully collectible; accordingly, no allowance for doubtful accounts is required. Bad debt expense totaled $74,913 and $102,689 for the years ended December 31, 2005 and 2004, respectively.

Inventory

Inventory consists primarily of items held for resale including pressure washer equipment and certain supplies and is carried at the lower of cost or market, with cost being determined by the average cost method.

Parts and other supplies used for repairs and maintenance are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided principally using the straight-line and declining balance methods over estimated useful lives of the individual assets, which range from 5 to 40 years.

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Income Taxes

The Company accounts for income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable and collection is probable. For services, revenues are recognized as the related services are performed. For equipment or product sales, revenues are recognized upon shipment.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to expense for 2005 and 2004 were $118,870 and $79,326, respectively.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

NOTE B - RESTRICTED CASH

The Company, under terms of an insurance agreement with Gray & Company, Inc. (see Note J), has agreed to maintain a restricted cash account for purposes of paying eligible claims under a partially self-insured plan. The balance in the restricted account was $25,208 and $15,901 at December 31, 2005 and 2004, respectively.

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2005 and 2004:

	2005	2004
Leasehold improvements	$658,144	$516,030
Machinery and equipment	10,304,784	9,307,887
Furniture and fixtures	271,064	386,762
Vehicles	1,974,294	1,739,833
Construction in progress	299,748	466,095

	13,508,034	12,416,607
Less: accumulated depreciation	(6,823,012)	(6,454,860)

	$6,685,022	$5,961,747

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE C - PROPERTY AND EQUIPMENT (continued)

Depreciation expense charged to operations for the years ended December 31, 2005 and 2004 was $1,668,482 and $1,400,040, respectively.

In January 2005, the Company purchased all rights, title and interest in certain equipment and proprietary technology from Charles Mann for $800,000, to be paid in 3 annual installments of $266,667, beginning January 15, 2005. The equipment was recorded at $760,759, the discounted value of the liability utilizing an imputed interest rate of 5.25%. See Note E for further discussion. Prior to the purchase, the Company owned an undivided 50% interest in the equipment and operated the equipment. Additionally, prior to the purchase, revenues associated with the equipment were split 50/50 with the seller.

NOTE D - SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following at December 31, 2005 and 2004:

	2005	2004
Line of credit with Iberia Bank which provides for borrowings of up to $525,000, due on demand or if no demand is made at maturity in June 2006, bearing interest at the bank’s prime rate less .50% (6.50% at December 31, 2005), collateralized by substantially all assets of the Company and a personal guaranty of the stockholders.	$525,000	$—
Insurance note payable, due in 10 monthly installments of $4,476, including interest at 0.0%, maturing February 2006, unsecured.	1,666	8,943

Total short-term borrowings	$526,666	$8,943

The line of credit agreement contains various covenants which among other things, requires the maintenance of certain minimum current ratios and minimum tangible net worth. The Company was in default of certain of these covenants as of December 31, 2005.

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE E - LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 2005 and 2004:

	2005	2004
Note payable to Iberia Bank in the original amount of $1,300,100, due on demand, if no demand is made in monthly installments of $13,630, including interest at the bank’s prime rate (7.00% at December 31, 2005), with remaining unpaid principal due at maturity in March 2006, collateralized by substantially all assets of the Company, life insurance and a personal guaranty of the stockholders.	$753,904	$867,374
Note payable to GMAC in the original amount of $37,193, payable in 60 installments of $620, due September 2007, interest at 0.0%, collateralized by a vehicle.	—	20,456
Obligation payable to Charles Mann in the original amount of $800,000, payable in 3 installments of $266,667, due January 2007, bearing no interest. The obligation was recorded at its original discounted amount of $760,759, utilizing an imputed interest rate of 5.25%. The unamortized discount on the obligation totaled $14,936 as of December 31, 2005.	518,397	—

	1,272,301	887,830

Less: current maturities of long-term debt	(1,020,571)	(874,813)

Net long-term debt	$251,730	$13,017

Notes payable with due on demand provisions have been classified as a current liability in the accompanying financial statements.

Scheduled maturities of long-term debt for each of the next five years are as follows:

December 31,
2006	$1,020,571
2007	251,730
2008	—
2009	—
2010	—
Thereafter	—

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE F - INCOME TAXES

The Company has provided for income taxes as follows:

	2005	2004
Current income taxes
Federal	$1,013,003	$324,183
State	128,268	36,615
Deferred income tax (benefit) expense	(122,712)	38,827

	$1,018,559	$399,625

Temporary differences giving rise to the deferred tax liabilities consist of excess depreciation for tax purposes over the amount for financial reporting purposes.

The deferred tax liability consisted of the following components as of December 31, 2005 and 2004:

	2005	2004
Property and equipment	$826,159	$948,871

The Company’s effective income tax rate is higher than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes and state income taxes.

NOTE G - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with highly rated institutions. At times, balances may be in excess of FDIC insurance limits.

Substantially all of the Company’s accounts receivable at December 31, 2005 and 2004, result from sales to third party companies in the oil and gas industry. This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. The Company generally does not require collateral or other security to support customer receivables.

By definition, major customers are those who comprise ten percent (10%) or more of the Company’s revenue. During the year ended December 31, 2005, revenues from one customer accounted for approximately 17% of the Company’s revenues. At December 31, 2005, accounts receivable from this customer totaled approximately $929,508.

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE G - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS (continued)

During the year ended December 31, 2004, revenues from one customer accounted for approximately 16% of the Company’s revenues. At December 31, 2004, accounts receivable from this customer totaled approximately $421,679.

The Company’s customers and related operations are concentrated in the Gulf of Mexico and along the Gulf coast. Accordingly, the Company’s operations are susceptible to interruption due to severe weather conditions, such as hurricanes and tropical systems, which could have a material effect on its revenues.

NOTE H - RELATED PARTY TRANSACTIONS

The Company paid $1,010,000 and $1,038,000 in rent and fees during 2005 and 2004, respectively to a company owned 100% by its stockholders. Payments in the amount of $290,000 and $318,000 in 2005 and 2004 respectively were for the use of a building, land, and associated property management services. The remaining rental payments of $720,000 in 2005 and 2004 were for the use of equipment. Included in due from related parties in the accompanying balance sheet are advances of $489,564 and $364,543 due from this entity for the years ended December 31, 2005 and 2004, respectively.

The Company also paid rent of $116,640 in 2005 and 2004, respectively to entities owned 100% by its stockholders. The rental payments are for the use of certain aircraft.

Included in due from related parties in the accompanying balance sheet are advances of $1,438,144 and $821,384 due from companies owned 100% by its stockholders for the years ended December 31, 2005 and 2004, respectively.

The Company has loans due from its shareholders in the amount of $67,134 and $66,934 for the years ended December 31, 2005 and 2004, respectively. The loans are repayable on demand.

As discussed in Note J, the Company has guaranteed certain debt of certain of these entities.

NOTE I - RETIREMENT PLAN

The Company maintains a defined contribution plan under section 401(k) of the Internal Revenue Code. Under the plan, domestic employees, who have completed one (1) year of service and have attained age 21, may elect to defer a percentage of their salary, subject to Internal Revenue Service limits. The Company has the option of making discretionary employer contributions. Company contributions to the plan amounted to $46,960 and $33,969 for the years ended December 31, 2005 and 2004, respectively.

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE J - COMMITMENTS AND CONTINGENCIES

Partially Self-Insured Plan

The Company maintains a partially self-insured plan for its general liability and workers compensation risks. The Company has obtained excess stop-loss insurance policies to cover losses in excess of certain retained limits. The Company’s exposure is limited to the first $25,000 per occurrence with a maximum aggregate annual exposure limit of approximately $100,000. As discussed in Note B, the Company maintains a restricted cash account for the payment of claims under the plan. The Company was also required to post deposits of approximately $140,000 and $114,000 for the years ended December 31, 2005 and 2004, respectively, with the insurance company and a letter of credit in the amount of $71,000 to secure it obligations for claim payments under the plan.

Guarantees

The Company has guaranteed certain long-term debt of entities owned by the Company’s stockholders. The long-term debt had a balance of approximately $905,520 and $1,387,000 at December 31, 2005 and 2004, respectively. The guarantee is in effect for as long as the related debt remains outstanding. The Company could be required to repay the outstanding balance of the debt in the event of default by the related entities. The Company also guaranteed a line of credit facility for one of these entities in 2005. The line of credit had a balance of $1,500,000 for the year ended December 31, 2005.

The Company also guaranteed certain debt of the entity discussed in Note H that leases buildings and land to the Company. The debt guaranteed by the Company had a balance of approximately $0 and $735,000 for the years ended December 31, 2005 and 2004, respectively. The guarantee is in effect for as long as the related debt remains outstanding. The Company could be required to repay the outstanding balance of the debt in the event of default by the related entity.

NOTE K - OPERATING LEASES

The Company leases property and equipment under cancelable leasing arrangements. Rent expense totaled $969,225 and $985,452 for the years ended December 31, 2005 and 2004, respectively, including amounts paid to related parties discussed in Note H.

Minimum future lease payments under non-cancelable operating leases for the next 5 years are as follows:

December 31,
2006	$1,075
2007	—
2008	—
2009	—
2010	—

$1,075

PREHEAT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE L - SUBSEQUENT EVENT

On February 14, 2006, the Company’s shareholders closed on the sale of 100% of the Company’s outstanding shares of common stock to OMNI Energy Services Corp. (“OMNI”) for a purchase price of approximately $23.0 million (“Purchase Price”) plus the assumption of certain long-term debt. The Purchase Price included $16.0 million of cash paid at closing, the issuance by OMNI of 900,000 shares of its common stock and, the issuance of $4.0 million of OMNI promissory notes. At the time of closing, the Company was required to have on hand a minimum of $4.5 million of excess working capital.

The Company’s shareholders transferred at closing, certain personal assets to OMNI in exchange for certain key man life insurance policies owned by the Company. Further, at closing, the Company’s shareholders repaid the Loans to shareholders and the amounts Due from related parties which totaled $1,994,842 as of December 31, 2005.